[Deloitte & Touche LLP Letterhead]

                                                                    Exhibit 15.0

December 9, 1998


Board of Directors
Sharper Image Corporation
San Francisco, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sharper Image Corporation for the periods ended October 31, 1998 and 1997, as indicated in our report dated December 9, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 1998 is incorporated by reference in Registration Statement No. 33-12755, No. 33-80504, and No. 33-3327 on Forms S-8 of Sharper Image Corporation.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ Deloitte & Touche LLP